UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  January 31, 2008

VISUAL MANAGEMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-133936 (Commission File Number)	68-0634458 (IRS Employer Identification Number)

1000 Industrial Way North, Suite C Toms River, New Jersey 08755 (Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (732) 281-1355

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Section 1	REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement

On January 31, 2008, Visual Management Systems, Inc (the “Company”) entered into a binding Letter of Intent with Intelligent Digital Systems, LLC (“IDS”) and its sole member, to execute definitive agreements pursuant to which the Company will agree to purchase substantially all the assets of IDS.  IDS is the developer and manufacturer of the TechEye Digital Video (DVR) Recording Technology.  The Letter of Intent provides that in exchange for the IDS assets, the Company will issue to IDS an unsecured Convertible Note (the “Note”) in the principal amount of $1.5 million, bearing no interest until its maturity date, which shall be the third anniversary of the final closing of the transaction.   If not converted, or paid within 30 days of maturity, then from and after the maturity date, the Note will bear annual interest at 12%.  The Letter of Intent contemplates that the Note will be convertible at IDS’s discretion into shares of the Company’s common stock after May 31, 2010, or upon the approval of a majority in interest of the holders of the then outstanding 5% Senior Secured Original Issue Discount Convertible Debentures (the “Debentures”) issued by VMS, or any securities issued on conversion thereof, at a conversion price of $1.15 per share.

The Company and IDS have agreed to work in good faith and provide their commercially reasonable efforts towards entering into a definitive agreement by March 1, 2008.  If agreement cannot be reached by March 1, 2008, either party will have the right to terminate the Letter of Intent.  No assurance can be given that the transaction will be completed.

The description of the transaction contained herein is qualified in its entirety by reference to the Letter of Intent, which is filed as an Exhibit to this report and incorporated herein by reference

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits:

Exhibit No.	Exhibits

10.12	Letter of Intent dated January 31, 2008 among the Company, Intelligent Digital Systems, LLC and Jay Russ.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Visual Management Systems, Inc.
(Registrant)

By:	/s/ Jason Gonzalez
Name:	Jason Gonzalez
Title:	President and Chief Executive Officer

Dated:  February 1, 2008

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